Exhibit 3.2

AMENDMENT NO. 1 TO
BYLAWS
OF
DSG GLOBAL INC.
(Formerly Boreal Productions Inc.)

The Bylaws (the “Bylaws”) of DSG Global Inc., a Nevada corporation (the “Corporation”), are hereby amended as follows:

1. Section 3.11 of Article 3 of the Bylaws is amended and restated in its entirety to read as follows:

“3.11 BOARD OF DIRECTOR VACANCIES

Unless the Articles of Incorporation provide otherwise, if a vacancy occurs on the Board of Directors, the director(s) remaining in office shall fill the vacancy. If the directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled by the Board of Directors before the vacancy occurs, but the new director may not take office until the vacancy occurs.

The term of a director elected to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. However, if his term expires, he shall continue to serve until his successor is elected and qualifies or until there is a decrease in the number of directors.”

2. The Bylaws are revised to change all references therein to “Boreal Productions Inc.” to be “DSG Global Inc.”.

3. Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(1) that I am the duly elected and acting Secretary of DSG Global Inc., a Nevada corporation (the “Corporation”); and

(2) that the foregoing amendment to the Corporation’s Bylaws, constituting one (1) page, has been duly adopted by the Board of Directors of the Corporation by unanimous written consent on June 16, 2015.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 16th day of June, 2015.

Robert Silzer
Robert Silzer, Secretary